UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

November 7, 2016

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 11, 2016, Stein Mart, Inc. (the “Company”) announced the appointment of E. Chantelle Quick to serve as the Company’s Senior Vice President, Controller, effective November 7, 2016.

Ms. Quick, age 46, joined the Company in January 2012 as Senior Director, Internal Audit and was promoted to Vice President, Audit Services Group in June 2013. Prior to joining the Company, Ms. Quick was a Shareholder and Director of Audit Services at Ennis, Pellum & Associates, CPAs from 2006 to 2011. Ms. Quick is a Certified Public Accountant with over 20 years of diverse financial and operational experience leading audit and accounting functions and providing process improvement expertise for businesses of all sizes from start-up to well-established global corporations. She received a Bachelor of Business Administration, Managerial Finance from the University of Mississippi and completed her graduate studies in accounting at the University of North Florida. Ms. Quick currently serves on the Board of Directors of the Jacksonville Children’s Chorus and Leadership Jacksonville, and is a member of the Audit Committee of Community First Credit Union.

Ms. Quick will earn an annual base salary of $225,000 with a car allowance of $3,300 per quarter. Ms. Quick will participate in the Company’s annual incentive (bonus) plan, long-term incentive plan and other benefit programs on the same terms as other executives at her level. Her annual incentive at target performance will be 30% of base salary and her long-term incentive at target performance will be 90% of base salary.

There are no arrangements between Ms. Quick and any other person pursuant to which Ms. Quick was appointed to serve as an officer, nor are there any family relationships between Ms. Quick and any of the Company’s directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: November 14, 2016	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer